Exhibit 99.1

FOR IMMEDIATE RELEASE

VERTIS, INC. ANNOUNCES NEW TRADE RECEIVABLES SECURITIZATION

For more information, contact:

Dean D. Durbin

Vertis

President and

Chief Operating Officer

(410) 361-8367

Stephen E. Tremblay

Vertis

Chief Financial Officer

(410) 361-8352

Michelle Metter or

Maria Amor

Formula

(619) 234-0345

BALTIMORE, Md. (November 28, 2005) – Vertis, Inc. (“Vertis” or the “Company”), a leading provider of targeted advertising, media and marketing services, announced today that it has entered into a $130 million, three year revolving trade receivables facility with GE Commercial Finance.  This facility replaces the 2002 trade receivables facility expiring on November 30, 2005.  GE Commercial Finance is also the Agent and Lead Arranger of Vertis’ $200 million, four-year revolving credit agreement.

“The completion of this transaction leaves us with no scheduled debt maturities until fourth quarter 2008,” stated Stephen E. Tremblay, Chief Financial Officer.

ABOUT VERTIS

Vertis is the premier provider of targeted advertising, media, and marketing services. Its products and services include consumer research, audience targeting, media planning and placement, creative services and workflow management, targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide.

To learn more about Vertis, visit www.vertisinc.com.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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